Exhibit 99.1

Date:	June 1, 2009
Media Contact:	Ginger Adamiak	Phone: 816/983-1501
gadamiak@kcsouthern.com
KCS Announces Mancera Litigation Result
Kansas City, MO, June 1, 2009. On May 29, 2009, Kansas City Southern (KCS) (NYSE:KSU) was notified by its outside legal counsel of the final decision of the Mancera Ernst & Young, S.C. (“Mancera”) lawsuit described in its previously filed financial statements, as well as in the previously filed financial statements of its wholly-owned subsidiary, Kansas City Southern de México, S.A. de C.V. (“KCSM”), which is the defendant in the case.
The lawsuit involved a dispute between KCSM and Mancera concerning the fees payable by KCSM for Mancera’s work on KCSM’s value added tax (“VAT”) dispute with the Mexican government, which was settled on September 12, 2005. Although KCSM believes it had strong arguments for its position, KCSM was notified on May 29, 2009, that in a session held on May 28, 2009, the magistrates of the Twelfth Civil Federal Court of Appeals in Mexico decided by majority vote to deny KCSM’s most recent appeal. The court has not issued its written opinion.
Though KCSM’s specific payment obligations resulting from the decision have not been determined, KCS estimates that under the decision, KCSM’s obligation to Mancera on the principal claim will be approximately $8 million. KCSM previously made a good faith payment to the Mexico courts of approximately $3 million in December 2007. As a result of this decision, KCSM will be obligated to pay Mancera an additional $5 million on the principal claim in approximately four to six months. KCSM has exhausted its remedies with respect to the principal claim. Any applicable interest will be determined in a separate proceeding, which is anticipated to be decided in approximately twelve to sixteen months. Including a reserve for estimated interest potentially accruing from the settlement, KCS (and KCSM in its stand-alone financial statements) will recognize pre-tax expense of approximately $7 million, including approximately $4 million of principal and approximately $3 million of interest, in the second quarter of 2009 related to this court decision.
Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.
This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.
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